Exhibit 99.2
Pinnacle Airlines, Inc. Releases July Traffic
Memphis Tenn. (August 7, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for July 2007.
During July, Pinnacle transported 914,606 customers, 12.8% more than the same period in 2006. Passenger Load Factor was 80.7%, an increase of 2.0 points over July 2006 levels. For the month, Pinnacle flew 529.5 million Available Seat Miles (“ASMs”), a 9.4% increase when compared to the same period in 2006. Pinnacle flew 427.3 million Revenue Passenger Miles (“RPMs”), an increase of 12.1% over July 2006.
For the month, Pinnacle operated 37,562 block hours, a 5.8% increase from the same period in 2006. Cycles were up 6.2% to 23,086. The average length of a Pinnacle flight was 462 statute miles compared to 468 statute miles in July 2006. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
During July, all aircraft in the Pinnacle Airlines, Inc. fleet operated with 50 seats. In addition, Pinnacle operated 139 aircraft during the month compared to 124 aircraft for the same month of 2006.

	July 2007 Traffic
	2007	2006	Change
Passengers	914,606	810,840	12.8%
Load Factor	80.7%	78.7%	2.0	pts
ASMs (000)	529,518	484,230	9.4%
RPMs (000)	427,335	381,270	12.1%
Cycles	23,086	21,747	6.2%
Block Hours	37,562	35,503	5.8%

	Year-To-Date Traffic
	2007	2006	Change
Passengers	5,755,519	5,165,502	11.4%
Load Factor	76.3%	77.1%	(0.8	) pts
ASMs (000)	3,495,076	3,197,437	9.3%
RPMs (000)	2,667,835	2,464,087	8.3%
Cycles	154,121	146,065	5.5%
Block Hours	254,385	241,571	5.3%
About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Northwest Airlink and operates 139 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 42 Saab 340 and 10 Beech 1900 turboprop regional aircraft. For further information visit our web-site at www.pncl.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the

Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results July vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
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Contact:
Phil Reed
901-348-4257